Annual Meeting Results
An annual meeting of the fund's shareholders was held
on September 15, 2004. Each matter voted upon at that
meeting, as well as the number of votes cast for, against
or withheld, the number of abstentions, and the number
of broker non-votes with respect to such matters, are set
forth below.
(1) The fund's shareholders elected the following nine
directors:
Shares Shares Withholding
Voted For Authority to Vote
Benjamin R. Field III .......................... 20,085,731 240,586
Mickey P. Foret(a)................................ 20,075,480 250,837
Roger A. Gibson ................................ 20,074,095 252,222
Victoria J. Herget .............................. 20,091,031 235,286
Leonard W. Kedrowski ...................... 20,073,997 252,320
Richard K. Riederer........................... 20,082,540 243,777
Joseph D. Strauss............................. 20,079,486 246,831
Virginia L. Stringer ............................ 20,083,919 242,398
James M.Wade ................................ 20,074,708 251,609
(a)Mickey P. Foret tendered his resignation from the board of directors, effective May 2005
(2) The funds shareholders ratified the selection by the fund's board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal year ending May 31, 2005. The following votes were cast regarding this matter:
Shares Shares Broker
Voted For Voted Against Abstentions Non-Votes
19,854,654 366,190 105,473 -